UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: June 1, 2009

(Date of earliest event reported)

ENTEROMEDICS INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 1-33818

Delaware	48-1293684
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2800 Patton Road, St. Paul, Minnesota 55113

(Address of principal executive offices, including zip code)

(651) 634-3003

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

EnteroMedics Inc. (the “Company”) entered into a Consulting Agreement (the “Consulting Agreement”), effective June 1, 2009, with Nicholas L. Teti, Jr., a member of the Company’s Board of Directors. Pursuant to the Consulting Agreement, Mr. Teti agreed to devote 160 hours per month to providing strategic advice to the Company’s management with respect to the Company’s commercialization planning, business and corporate development activities and investor relations. In exchange for these services, Mr. Teti is entitled to receive (i) a consulting fee of $275,000 per year, (ii) reimbursement for actual incidental expenses incurred in performing the agreement not to exceed $100 per month without the Company’s prior written consent and (iii) a non-qualified stock option to purchase 150,000 shares of the Company’s common stock, which vests in equal monthly installments over a three year period. The stock option was granted by the Board of Directors pursuant to the Company’s 2003 Stock Incentive Plan and has a ten-year term and an exercise price equal to the closing price of the Company’s stock on the Nasdaq Global Market on the date of grant. The Consulting Agreement has a one year term unless it is earlier terminated or extended by the mutual written agreement of the parties. The Consulting Agreement may be terminated upon thirty days written notice by either of the parties or by the Company in certain circumstances. The Consulting Agreement also includes customary confidentiality, exclusivity, non-solicitation and assignment of invention provisions.

Other than through the Consulting Agreement and Mr. Teti’s position as a member of the Company’s board of directors, Mr. Teti does not have any material relationships with the Company or its affiliates.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press release of EnteroMedics Inc. dated June 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTEROMEDICS INC.

By:	/s/ Greg S. Lea
Greg S. Lea
Senior Vice President and Chief Financial Officer

Date: June 2, 2009

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release of EnteroMedics Inc. dated June 2, 2009.